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                     August 6, 2020

       Donald A. Merril
       Executive Vice President and Chief Financial Officer
       U.S. Silica Holdings, Inc.
       24275 Katy Freeway, Suite 600
       Katy, TX 77494

                                                        Re: U.S. Silica
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-35416

       Dear Mr. Merril:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation